CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES ANNOUNCES 2018 SECOND QUARTER

FINANCIAL RESULTS

- 2Q’18 EPS Up 56%; 1H18 EPS Up 22% -

EDGEWOOD, N.Y. – August 8, 2018 – CPI Aerostructures, Inc. (“CPI Aero®”, or “the Company”) (NYSE American: CVU) today announced financial results for the three-month and six-month periods ended June 30, 2018.

Note: Effective January 1, 2018, the Company adopted Accounting Standards Codification Topic 606 Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective method. None of the Company’s contracts’ revenue recognition changed materially as a result of the adoption of ASC 606.

2Q 2018 vs. 2Q 2017

●	Revenue was $20.3 million compared to $16.7 million;
●	Gross profit was $4.6 million compared to $3.7 million;
●	Gross margin was 22.6% compared to 22.0%;
●	Pre-tax income was $1.6 million compared to $1.2 million;
●	Net income was $1.3 million compared to $0.8 million;
●	Earnings per diluted share were $0.14 per diluted share compared to $0.09 per diluted share;
●	Cash flow from operations was $(1.0) million compared to $1.8 million; and
●	Total backlog at $360.2 million with multi-year defense contracts comprising 79%.

1H 2018 vs. 1H 2017

●	Revenue was $38.5 million compared to $36.8 million;
●	Gross profit was $8.6 million compared to $8.2 million;
●	Gross margin was 22.5% compared to 22.4%;
●	Pre-tax income was $3.2 million compared to $3.2 million;
●	Net income was $2.5 million compared to $2.0 million;
●	Earnings per diluted share of $0.28 compared to $0.23 per diluted share; and
●	Cash flow from operations was $(3.6) million compared to $(1.1) million.

“We delivered another solid performance in the second quarter highlighted by higher revenue sequentially and year-over-year and the fifth consecutive quarter of EPS profitability that underscores our growing reputation as an efficient supply chain partner to the defense industry and continued focus on operational excellence,” said Douglas McCrosson, president and CEO. “We are particularly pleased to deliver growth for the quarter and first half of the year that exceeded our plans in light of the uncertain defense spending environment entering 2018 that was resolved with the recent passage of the 2018 Omnibus Spending Bill. The Bill provides funding for almost all of our customers’ key programs and new programs are already starting and delivery orders are beginning to flow to us. In our commercial segment, we secured a long-term supply agreement on the new HondaJet Elite business jet, an award that speaks to our ability to innovate, design and engineer alongside our customers.

“With defense budgets funded we anticipate a stronger second half to the year in terms of revenue, profitability and cash flow from operations and expect to be cash flow positive for the year. Having attended the recent 2018 Farnborough International Airshow and engaged current and prospective customers, it is clear that our capabilities are aligned with rising demand for our customer’s products, particularly to the defense market, that is forming a robust opportunity set for us. Looking ahead to 2019, the 2019 defense budget provides funding for our key military platforms, including the F-35, UH-60, E-2D, and Next Generation Jammer. We also anticipate the allocation of significant funds for the A-10 Wing Replacement Program with the signing of the 2019 defense bill later this year for which we are uniquely positioned support the winning prime contractor. These and other defense opportunities in our bid pipeline give us multi-year line-of-sight to top- and bottom-line growth,” concluded Mr. McCrosson.

CPI Aero Q2’18 Earnings Press Release	Page 2
August 8, 2018

Updated FY18 Financial Outlook

As the Company has previously disclosed, the acquisition of Welding Metallurgy, Inc. (“WMI”), which management expected to close in the second quarter, is now in litigation before the Supreme Court of the State of New York, County of New York, to, among other things, compel WMI to provide information required to proceed with the closing of the acquisition. On July 31st, the Company filed a preliminary injunction motion that seeks a court order directing WMI’s parent, Air Industries Group, to furnish the Company with all previously requested financial, operating, and other data and information relating to WMI. The Court has scheduled oral arguments for the preliminary injunction motion for August 13. In our first quarter earnings press, it was noted that the 2018 financial guidance provided included contributions from WMI. The Company is optimistic that it will prevail in the litigation, but there is still uncertainty, and therefore, we are providing stand-alone financial guidance for 2018 that excludes the acquisition of WMI:

●	Revenue in the range of $82.0 million and $85.0 million;
●	Pre-tax income in the range of $8.0 million to $8.2 million; and
●	An effective tax rate in the range of 19% to 21%.

Conference Call
Management will host a conference call on Wednesday, August 8, 2018, at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call in 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2017, and Form 10-Q for the three-month periods ended March 31, 2018 and June 30, 2018.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA
CPI Aero	Jody Burfening/Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com

– Tables to Follow –

CPI Aero Q2’18 Earnings Press Release	Page 3
August 8, 2018

CPI AEROSTRUCTURES, INC.

STATEMENTS OF INCOME

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Revenue	$20,261,239	$16,731,951	$38,452,862	$36,764,652
Cost of sales	15,676,421	13,048,203	29,818,176	28,543,390

Gross profit	4,584,818	3,683,748	8,634,686	8,221,262
Selling, general and administrative expenses	2,557,759	2,002,198	4,607,599	4,166,076
Income from operations	2,027,059	1,681,550	4,027,087	4,055,186
Interest expense	416,834	465,903	864,097	856,238
Income before provision for
income taxes	1,610,225	1,215,647	3,162,990	3,198,948

Provision for income taxes	353,000	450,000	649,000	1,184,000

Net income	$1,257,225	$765,647	$2,513,990	2,014,948

Other comprehensive income (loss) net of
tax – Change in unrealized gain (loss) on interest rate swap	20,600	(1,000)	14,800	4,200

Comprehensive income	$1,277,825	$764,647	$2,528,790	$2,019,148

Income per common share – basic	$0.14	$0.09	$0.28	$0.23

Income per common share – diluted	$0.14	$0.09	$0.28	$0.23

CPI Aero Q2’18 Earnings Press Release	Page 4
August 8, 2018

CPI AEROSTRUCTURES, INC.

BALANCE SHEETS

	June 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current Assets:
Cash	$1,032,098	$1,430,877
Accounts receivable, net of allowance for doubtful accounts of $150,000 as of June 30, 2018 and December 31, 2017	5,390,545	5,379,821
Contract assets	115,180,455	111,158,551
Prepaid expenses and other current assets	2,697,349	2,413,187

Total current assets	124,300,447	120,382,436

Property and equipment, net	2,581,006	2,046,942
Deferred income taxes, net	811,318	1,566,818
Other assets	156,214	188,303
Total Assets	$127,848,985	$124,184,499

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,248,936	$15,129,872
Accrued expenses	1,173,284	1,911,421
Contract liabilities	583,580	246,330
Current portion of long-term debt	2,370,013	2,009,000
Line of credit	27,338,685	22,838,685
Income tax payable	—	109,327

Total current liabilities	43,714,498	42,244,635

Long-term debt, net of current portion	6,220,229	7,019,468
Other liabilities	566,506	607,063

Total Liabilities	50,501,233	49,871,166

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 8,938,491 and 8,864,319 shares, respectively issued and outstanding	8,935	8,863
Additional paid-in capital	54,276,175	53,770,618
Retained earnings	23,062,642	20,548,652
Accumulated other comprehensive loss	—	(14,800)
Total Shareholders’ Equity	77,347,752	74,313,333
Total Liabilities and Shareholders’ Equity	$127,848,985	$124,184,499

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